Exhibit 99.1

May 13, 2016

Mr. Mark Duff

Re: Conditional Offer of Employment

Dear Mark:

Perma-Fix Environmental Services, Inc. is pleased to offer you the position of Executive Vice President for our organization. We are all excited about the potential that you bring to Perma-Fix. This position is located in Knoxville, Tennessee, and will require an agreed number of days in Atlanta, and reports directly to Dr. Louis F. Centofanti, Chief Executive Officer.

1)	Base Salary of $267,000 (two hundred sixty seven thousand). Any future pay increases must be recommended by the Compensation Committee of the Board of Directors and approved by the Board of Directors.

2)	Performance incentive compensation bonus program based upon budget and profitability of Perma-Fix Environmental Services, Inc. as defined by the Executive Performance Incentive Plan.

3)	Initial Stock Options for 50,000 shares of Perma-Fix stock, will vest over a 3-year period (priced at day of issue by Perma-Fix Board of Directors).

4)

Reimbursement for moving and relocation expenses (e.g. packing/shipping/travel/temporary living, etc.), up to the maximum of $40,000. All claims for reimbursement must be accompanied by itemized receipts.

5)	Car allowance of $750 per month (distributed as taxable income).

6)	Three weeks sick, personal & vacation (SPV) accrual, beginning on your date of employment.

7)	All other benefits as defined in the 2016 Benefits Guide.

Please be advised that our offer of employment is conditional upon you successfully passing the pre-employment background screening, education verification, credit check and pre-employment drug screen.

In accepting our offer of employment, you agree that your employment will be on an at-will basis, and that neither you nor Perma-Fix has entered into a contract as to the duration of your employment, or any other employment terms not specified in this letter.

We look forward to your arrival at Perma-Fix and are confident that you will play a pivotal role in providing leadership in clarifying focus for implementation of improved operational infrastructure, planning for and executing growth strategy for a broader nuclear services offering, and partnering with the management team and Board of Directors in maximizing the overall value of Perma-Fix.

Sincerely,

/s/Lou Centofanti

Dr. Louis F. Centofanti

Chief Executive Officer

Accepted:	/s/ Mark Duff	Date:	5-15-16
Mark Duff